Exhibit 99.1
Hyzon Announces Stockholder Approval of Assignment Proposal and Dissolution Proposal

BOLINGBROOK, Ill. March 25, 2025 /PRNewswire/ -- Hyzon Motors Inc. (“Hyzon” or the “Company”), a U.S.-based, high-performance, hydrogen fuel cell system manufacturer and technology developer focused on providing zero-emission power to decarbonize the most demanding industries, today announced that, at the Company’s special meeting of stockholders (the “Special Meeting”) held earlier today, its stockholders voted to approve the transfer of all or substantially all of the Company’s assets through an assignment for the benefit of creditors (the “Assignment,” and such proposal, the “Assignment Proposal”) and the liquidation and dissolution of the Company pursuant to a plan of dissolution (the “Dissolution,” and such proposal, the “Dissolution Proposal”). The Company announced on December 20, 2024, that its board of directors (the “Board”) had approved the plan of dissolution and that it was seeking stockholder approval of the Assignment Proposal and the Dissolution Proposal.

Approval of the Assignment Proposal and the Dissolution Proposal required the affirmative vote by holders of a majority of the voting power of the outstanding shares of the Company’s Class A common stock and Series A Preferred Stock entitled to vote on the proposals. Approximately 56% of the outstanding voting power of the Company’s Class A common stock and Series A Preferred Stock as of February 28, 2025, the record date for the Special Meeting, were voted in favor of each of the proposals.

The Company currently plans to make an assignment for the benefit of creditors in the near future and at the appropriate time, though the timing of an assignment and subsequent dissolution will be determined by the Board and may not occur at all.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements. The words "expect," "intend," "continue," "potential," "may," "will" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include, but are not limited to, statements concerning the amounts that will need to be set aside by the Company; the adequacy of such reserves to satisfy the Company’s obligations; unresolved contingent liabilities of the Company; the amount of proceeds that might be realized from the sale or other disposition of the Company’s primary assets; the incurrence by the Company of expenses relating to the Assignment and Dissolution; and the ability of the Board to abandon, modify or delay implementation of the Assignment and Dissolution prior to filing the certificate of dissolution. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including those risks, uncertainties and other factors that could cause actual results to differ from the results in these forward-looking statements are discussed under the section “Risk Factors” in the proxy statement that was filed with the SEC in connection with the Assignment and Dissolution, as supplemented (the “Proxy Statement”). Please carefully consider these factors, as well as other information contained in the Proxy Statement, and in the Company’s periodic reports and documents filed with the SEC. The forward-looking statements included in this document are made only as of the date hereof.